Exhibit 99.1

CVG REPORTS SECOND QUARTER 2022 RESULTS

Quarterly Sales of $250.8 million, EPS $0.08, Adjusted EPS $0.13
Increased pricing with majority of our customers in second half of 2022

NEW ALBANY, OHIO (August 4, 2022) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its second quarter ended June 30, 2022.

Second Quarter 2022 Highlights (Compared with prior-year, where comparisons are noted)
•Sales of $250.8 million, down $7.1 million or 2.8%.
•Operating Income of $6.2 million. Adjusted operating income of $8.1 million, down $8.5 million or 51.2%.
•Net income of $2.5 million, or $0.08 per diluted share. Adjusted net income of $4.3 million, or $0.13 per diluted share, a decrease of $0.20 per diluted share.
•Adjusted EBITDA of $12.4 million, down $9.2 million, and adjusted EBITDA margin of 4.9%.
•New pricing began with the Company's largest customer on July 1, and with several other customers in 2022. The price increases are expected to benefit the Company's profitability in the second half of 2022 by approximately $15 million, and $30 million annually, depending on inflationary and other pressures.
•The Company expects full year debt paydown to be $25 million to $40 million.
•The Company continued to win new diversified business, especially in the Electric Vehicle market and has won 29 new business platforms year to date worth an estimated $104 million of new annualized business when fully ramped. Annualized new wins are now at over $300 million per year, centered in electrical systems for electric vehicles.

CVG made progress in Q2 2022 on multiple fronts including: improved pricing on existing business; execution of restructuring plan with associated cost savings; winning new business in targeted areas; a re-start of its profitable China business; and stabilization of the Company’s business in the Ukraine and Czech Republic region. With these changes, CVG expects profits and free cash flow to improve sequentially in the second half of 2022.

Core Business Optimization. CVG has a dual approach to optimize its core business with price increases and cost reduction. It has substantially renegotiated pricing agreements with a majority of customers with the new pricing taking effect in Q3 2022. The price increases are expected to add to the anticipated run-rate by more than $30 million annually, depending on inflationary and other pressures. The second half of 2022 is expected to benefit from approximately $15 million of increased pricing which is expected to improve profitability and free cash flow, depending on above mentioned inflationary and other pressures. CVG also continued execution of its restructuring plan which includes part regionalization, part vertical integration and a modest headcount reduction in July. The Company is offsetting rapid inflation increases with a price increase program and a cost-reduction program. This environment is expected to continue.

Win New Business Focused on Electrification. CVG is focused on strengthening its go-forward revenue profile and continued to win new business in the second quarter with most of the wins in the

Electrical Systems segment. CVG has cumulatively won over $300 million of new annualized business in the last 30 months, when fully ramped up. The timing of the ramp-ups is tied into global supply chain constraints which has been hard to predict. The platform value of the new business is over $2 billion in lifetime revenue. CVG has a focused organic growth plan for each business, and is particularly focused on electrification and the Electric Vehicle industry. To accomplish this growth, the Company has developed and fielded over 100 new products in the last 30 months. The Company’s new business pipeline continues to grow and is now approximately $5 billion in size.

Debt Paydown and Improved Free Cash Flow. The aftermath of the global pandemic and cost inflation caused the Company to significantly invest into its working capital profile. This investment peaked in Q1 2022 and the Company generated free cash flow in Q2 2022 and expects to accelerate its free cash flow generation going forward. The Company expects its profits and free cash flow to continue to improve in the second half of 2022 and enable the Company to achieve its goal of paying down $25 to $40 million of debt for the full year.

Harold Bevis, President and Chief Executive Officer of CVG, said, "We made significant progress in the second quarter on multiple fronts which, we believe, positions CVG for improved profitability and free cash flow generation for the balance of the year. This is despite the sudden pullback by an industry leader in the e-commerce fulfillment arena. This is a bellwether event for many market participants like CVG and is expected to continue for a year. In vehicle building, we are still in a difficult operating environment with many parts and labor shortages and continued inflation. However, we successfully renegotiated pricing with several customers which, prior to the renegotiation, suppressed profitability in the second half of 2021 and first half of 2022. The new pricing is expected to deliver approximately $15 million of improved profitability in the second half of 2022 and more than $30 million annually, depending on inflationary and other pressures. We remain committed to continue to renegotiate prices and lower our costs as we manage through this cycle. Additionally, our China facility has reopened, and our Ukrainian facility’s operations have improved during the quarter.

Lastly, there continues to be more demand than supply in the North American Class 8 truck market. As such, the Company expects to be able to increase its revenues by contributing to solving these operational problems. In summary, while we are in a tough operating environment for vehicle production and a pause in the warehouse automation business, we expect an improved performance for the third and fourth quarter to deliver stronger earnings, free cash generation and debt repayment.”

Second Quarter Financial Results
(amounts in millions except per share data and percentages)

	Second Quarter
	2022	2021	$ Change	% Change
Revenues	$250.8	$257.9	$(7.1)	(2.8)%
Gross profit	$21.9	$34.4	$(12.5)	(36.3)%
Gross margin	8.7%	13.3%
Adjusted gross profit [1]	$23.3	$34.4	$(11.1)	(32.3)%
Adjusted gross margin [1]	9.3%	13.3%
Operating income (loss)	$6.2	$16.3	$(10.1)	(62.0)%
Operating margin	2.5%	6.3%
Adjusted operating income (loss) [1]	$8.1	$16.6	$(8.5)	(51.2)%
Adjusted operating margin [1]	3.2%	6.4%
Net income (loss)	$2.5	$5.1	$(2.6)	(51.0)%
Adjusted net income (loss)[1]	$4.3	$10.7	$(6.4)	(59.8)%
Earnings (loss) per share, diluted	$0.08	$0.16	$(0.08)	(50.0)%
Adjusted earnings per share, diluted [1]	$0.13	$0.33	$(0.20)	(60.6)%
Adjusted EBITDA [1]	$12.4	$21.6	$(9.2)	(42.6)%
Adjusted EBITDA margin [1]	4.9%	8.5%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results of Operations

Second Quarter 2022 Results
•Second quarter 2022 revenues were $250.8 million compared to $257.9 million in the prior year period, a decrease of 2.8%. The decrease in revenues is primarily driven by a volume decrease in Warehouse Automation, offset by increased pricing to offset material cost increases across all other segments. Foreign currency translation also unfavorably impacted second quarter of 2022 revenues by $4.8 million, or by 1.9%.
•Operating income for the second quarter of 2022 was $6.2 million compared to $16.3 million in the prior year period. The decrease in operating income is primarily attributable to a lag in price-cost offsets, $2.9 million of new business startup costs and $1.8 million of restructuring expenses. The second quarter of 2022 adjusted operating income was $8.1 million, excluding special charges.
•Interest associated with debt and other expenses was $2.1 million and $2.8 million for the second quarter ended June 30, 2022 and 2021, respectively.
•Net income was $2.5 million, or $0.08 per diluted share, for the second quarter of 2022 compared to $5.1 million, or $0.16 per diluted share, in the prior year period.

At June 30, 2022, the Company had $31.0 million of outstanding borrowings on its revolving credit facility, $28.5 million of cash and $117.8 million of availability from the revolving credit facility, resulting in total liquidity of $146.3 million.

Segment Results

Second Quarter 2022 Results

Vehicle Solutions Segment
•Revenues in the second quarter 2022 were $142.8 million compared to $130.2 million in the prior year period, an increase of 9.6%, primarily resulting from material cost pass-through.
•Operating income for the second quarter of 2022 was $1.5 million compared to $8.2 million in the prior year period, a decrease of 81.7%, primarily driven by a lag in price-cost offsets and increased new business startup costs.

Warehouse Automation Segment
•Revenues in the second quarter of 2022 were $28.5 million compared to $54.3 million in the prior year period, a decrease of 47.5% primarily due to lower demand levels.
•Operating income for the second quarter of 2022 was $1.3 million compared to $8.5 million in the prior year period. The decrease in operating income was primarily attributable to lower volumes. Adjusted operating income was $1.7 million, a decrease of 79.8%.

Electric Systems Segment
•Revenues in the second quarter of 2022 were $47.3 million compared to $44.2 million in the prior year period, an increase of 7.1%, primarily resulting from material cost pass-through and contributions from new business wins.
•Operating income was $5.9 million compared to $3.1 million in the prior year period. The increase in operating income is primarily attributable to volumes and material cost pass-through. Adjusted operating income was $6.5 million, an increase of 108.1%.

Aftermarket and Accessories Segment
•Revenues were $32.2 million compared to $29.2 million in the prior year period, an increase of 10.2%, primarily resulting from material cost pass-through.
•Operating income was $1.1 million compared to $3.7 million in the prior year period. The decrease in operating income is primarily attributable to a lag in price-cost offsets. Adjusted operating income was $1.7 million, a decrease of 54.1%.

2022 Demand Outlook
According to ACT Research, 2022 North American Class 8 truck production levels are expected to be at 305,000 units and Class 5-7 production are expected to be at 230,000 units. This outlook supports the Company’s 2022 outlook for vehicle products.

According to LogisticsIQ, demand for warehouse automation products is expected to grow approximately 15% annually through 2027. However, the North American industry is below the trendline at the moment due to an industry leader's actions to address its fulfillment overcapacity and excess operating expenses. This overhang is impacting the industry for the time being. However, the long term outlook supports demand for the Company's warehouse automation business.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Friday, August 5, 2022, at 10:00 a.m. ET. During the conference call, management intends to reference the Q2 2022 Earnings Call Presentation posted on the "Investors" section of CVG's website. To participate, dial (888) 396-8049 using conference code 14385257. International participants dial (416) 764-8646 using conference code 14385257.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, toll-free callers can dial (877) 674-7070 using access code 385257.

Company Contact

Christopher H. Bohnert
Chief Financial Officer
CVG
IR@cvgrp.com

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems across a range of global industries by innovating, constantly adding value, and treating our customer's bottom line as if it were our own. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months Ended June 30, 2022 and 2021
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues	$250,849	$257,941	$495,223	$503,063
Cost of revenues	228,970	223,573	447,961	437,574
Gross profit	21,879	34,368	47,262	65,489
Selling, general and administrative expenses	15,652	18,039	32,651	33,757
Operating income	6,227	16,329	14,611	31,732
Other (income) expense	(167)	(285)	874	(941)
Interest expense	2,118	2,818	4,079	7,859
Loss on extinguishment of debt	921	7,155	921	7,155
Income before provision for income taxes	3,355	6,641	8,737	17,659
Provision for income taxes	870	1,546	2,270	4,074
Net income	$2,485	$5,095	$6,467	$13,585
Earnings per Common Share:
Basic	$0.08	$0.16	$0.20	$0.43
Diluted	$0.08	$0.16	$0.20	$0.42
Weighted average shares outstanding:
Basic	32,237	31,458	32,152	31,361
Diluted	33,039	32,674	33,009	32,654

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	June 30, 2022	December 31, 2021
Current assets:
Cash	$28,500	$34,958
Accounts receivable, net of allowances of $485 and $243, respectively	219,312	174,472
Inventories	150,025	141,045
Other current assets	19,066	20,201
Total current assets	416,903	370,676
Property, plant and equipment, net	65,275	63,126
Intangible assets, net	16,416	18,283
Deferred income taxes	24,470	24,108
Other assets, net	33,508	31,500
Total assets	$556,572	$507,693
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$125,450	$101,915
Accrued liabilities and other	58,337	50,840
Current portion of long-term debt	8,750	9,375
Total current liabilities	192,537	162,130
Long-term debt	197,157	185,581
Pension and other post-retirement benefits	7,043	9,905
Other long-term liabilities	26,381	23,424
Total liabilities	$423,118	$381,040
Stockholders’ equity:
Preferred stock, $0.01 par value ($5,000,000 shares authorized; no shares issued and outstanding)	$—	$—
Common stock, $0.01 par value ($60,000,000 shares authorized; 32,447,768 and 32,034,592 shares issued and outstanding respectively)	325	321
Treasury stock, at cost: 1,832,518 and 1,708,981 shares, respectively	(14,084)	(13,172)
Additional paid-in capital	258,384	255,566
Retained deficit	(67,157)	(73,624)
Accumulated other comprehensive loss	(44,014)	(42,438)
Total stockholders’ equity	133,454	126,653
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$556,572	$507,693

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Vehicle Solutions		Warehouse Automation		Electrical Systems		Aftermarket and Accessories		Corporate/Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Revenues	$142,785	$130,230	$28,547	$54,324	$47,345	$44,195	$32,172	$29,192	$—	$—	$250,849	$257,941
Gross profit	8,912	14,963	2,855	9,686	7,245	4,588	2,867	5,135	—	(4)	21,879	34,368
Selling, general & administrative expenses	7,403	6,721	1,547	1,206	1,303	1,459	1,735	1,449	3,664	7,204	15,652	18,039
Operating income (loss)	$1,509	$8,242	$1,308	$8,480	$5,942	$3,129	$1,132	$3,686	$(3,664)	$(7,208)	$6,227	$16,329

	Six Months Ended June 30,
	Vehicle Solutions		Warehouse Automation		Electrical Systems		Aftermarket and Accessories		Corporate/Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Revenues	$282,941	$254,572	$62,673	$98,696	$87,222	$90,657	$62,387	$59,138	$—	$—	$495,223	$503,063
Gross profit	21,817	28,771	7,846	15,126	10,647	10,912	6,952	10,720	—	(40)	47,262	65,489
Selling, general & administrative expenses	13,990	13,046	2,871	2,738	2,942	2,927	3,199	2,871	9,649	12,175	32,651	33,757
Operating income (loss)	$7,827	$15,725	$4,975	$12,388	$7,705	$7,985	$3,753	$7,849	$(9,649)	$(12,215)	$14,611	$31,732

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Gross profit	$21,879	$34,368	$47,262	$65,489
Restructuring	1,455	—	2,349	—
Adjusted gross profit	$23,334	$34,368	$49,611	$65,489
% of revenues	9.3%	13.3%	10.0%	13.0%

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income (loss)	$6,227	$16,329	$14,611	$31,732
Restructuring	1,751	—	2,740	—
Deferred consideration purchase accounting	119	120	238	368
Investigation	—	200	—	394
Total operating income (loss) adjustments	1,870	320	2,978	762
Adjusted operating income (loss)	$8,097	$16,649	$17,589	$32,494
% of revenues	3.2%	6.5%	3.6%	6.5%

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss)	$2,485	$5,095	$6,467	$13,585
Operating income (loss) adjustments	1,870	320	2,978	762
Loss on extinguishment of debt	921	7,155	921	7,155
Hryvnia fair value adjustments on forward exchange contracts	(424)	—	251	—
Adjusted (benefit) provision for income taxes[1]	(592)	(1,869)	(1,038)	(1,979)
Adjusted net income (loss)	$4,260	$10,701	$9,579	$19,523

Diluted EPS	$0.08	$0.16	$0.20	$0.42
Adjustments to diluted EPS	$0.05	$0.17	$0.09	$0.18
Adjusted diluted EPS	$0.13	$0.33	$0.29	$0.60
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss)	$2,485	$5,095	$6,467	$13,585
Interest expense	2,118	2,818	4,079	7,859
Provision (benefit) for income taxes	870	1,546	2,270	4,074
Depreciation expense	3,719	3,807	7,294	7,588
Amortization expense	855	859	1,712	1,720
EBITDA	$10,047	$14,125	$21,822	$34,826
% of revenues	4.0%	5.5%	4.4%	6.9%

EBITDA adjustments
Restructuring	$1,751	$—	$2,740	$—
Deferred consideration purchase accounting	119	120	238	368
Loss on extinguishment of debt	921	7,155	921	7,155
Hryvnia fair value adjustments on forward exchange contracts	(424)	—	251	—
Investigation	—	200	—	394
Adjusted EBITDA	$12,414	$21,600	$25,972	$42,743
% of revenues	4.9%	8.4%	5.2%	8.5%

	Three Months Ended June 30, 2022
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$1,509	$1,308	$5,942	$1,132	$(3,664)	$6,227
Restructuring	—	314	571	560	306	1,751
Deferred consideration purchase accounting	—	119	—	—	—	119
Adjusted operating income (loss)	$1,509	$1,741	$6,513	$1,692	$(3,358)	$8,097
% of revenues	1.1%	6.1%	13.8%	5.3%		3.2%

	Six Months Ended June 30, 2022
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$7,827	$4,975	$7,705	$3,753	$(9,649)	$14,611
Restructuring	204	664	571	995	306	2,740
Deferred consideration purchase accounting	—	238	—	—	—	238
Adjusted operating income (loss)	$8,031	$5,877	$8,276	$4,748	$(9,343)	$17,589
% of revenues	2.8%	9.4%	9.5%	7.6%		3.6%

	Three Months Ended June 30, 2021
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$8,242	$8,480	$3,129	$3,686	$(7,208)	$16,329
Deferred consideration purchase accounting	—	120	—	—	—	120
Investigation	—	—	—	—	200	200
Adjusted operating income (loss)	$8,242	$8,600	$3,129	$3,686	$(7,008)	$16,649
% of revenues	6.3%	15.8%	7.1%	12.6%		6.5%

	Six Months Ended June 30, 2021
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$15,725	$12,388	$7,985	$7,849	$(12,215)	$31,732
Deferred consideration purchase accounting	—	368	—	—	—	368
Investigation	—	—	—	—	394	394
Adjusted operating income (loss)	$15,725	$12,756	$7,985	$7,849	$(11,821)	$32,494
% of revenues	6.2%	12.9%	8.8%	13.3%		6.5%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.